Exhibit 6.11

NӦK THERAPEUTICS, INC.

$750,000 PRIVATE OFFERING OF COMMON STOCK

OFFERING MEMORANDUM AND SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is dated as of August 29, 2025 between NӦK Therapeutics, Inc., a Florida corporation (“NӦK” or the “Company”) and MedTek, LLC, a Florida limited liability company, (“Purchaser”).

WHEREAS, the Company is in the process of selling up to $750,000 of Common Stock to certain accredited and/or sophisticated investors, with a minimum purchase amount of $500.

WHEREAS, the Common Stock is being sold to select accredited and non-accredited but sophisticated investors in a private offering under Regulation D, Rule 506(b) as of August 02, 2024; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain of those Common Stock of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

THE OFFERING

Terms of Offering. The Company is offering Class “A” Common Stock at $1 per share.

Common Stock. The Company is selling Class “A” Common Stock (the “Shares”), in advance of its planned public markets listing, at a price of $1 per share. The Company is planning to undertake a public listing on either a national exchange or the OTCQB or OTCQX within 12 months from the date of this offering. The Shares, once issued, will be restricted for a minimum of 6 months under applicable federal securities laws.

PURCHASE AND SALE

Purchase Amount. the Company agrees to sell, and Purchaser agrees to purchase:

a total of 100,000 Shares from Company at $1 per share

for a total purchase amount of $100,000.

Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Purchase Amount as set forth herein.

THE COMPANY

NӦK Therapeutics is a clinical-stage biotechnology company developing Natural Killer (NK) cell- based cancer therapies. These autologous therapies target areas within both hematological malignancies and solid tumors. NӦK is made up of an experienced team that includes renowned NK cell experts. NK cells play an important role in the body’s protection against cancer by effectively recognizing virus-infected and tumor cells. NK cells kill both cell types and also interact with other cells making them vital in innate immune defense.

Our proprietary technology platform and autologous NK cell therapy drug product is designed to target cancer, especially in situations where autologous therapies have a clear benefit over allogeneic therapies. Platform enabling selective expansion and activation of NK cells from cancer patient’s peripheral blood produces NK cells with increased tumor killing ability.

Officers, Directors and Advisors

Robert Lewis – President and Director. Robert Lewis earned his B.S. in Chemistry & Biology from Columbia College. Robert went on to work at global companies like Teva and Sigma as well as mid-tier and small pharma. Robert was an equity partner of Cypress Pharmaceutical and held the position of CSO, heading the departments of Scientific Affairs, Clinical Affairs, Regulatory Affairs, and Domestic and International Business Development. Cypress sold to a publicly traded company (Pernix) in 2012 for $102M. Additionally, Robert is an equity partner and sits on the BOD in other start-up companies in Pharma and Medical Device fields.

Brian Cogley – CFO. Brian Cogley is a senior-level financial executive with over 15 years of experience in corporate finance and accounting across a variety of industries, including life sciences, pharmaceuticals, financial services, and manufacturing.

Bruce A. Cassidy, Director. Bruce Cassidy joined our Board of Directors in August of 2024. Since 2017 he has been the Chairman of the Board of Sarasota Green Group. He currently serves on other boards for various companies, including as chairman of the board of each of Arboreta Healthcare (August 2020), KeyStar Corporation (d/b/a Zensports) (August 2022), Loop Media, Inc. (Board Member February 2020 and Chairman January 2021) and as a member of the board of Oragenics, Inc. (October 2023). Mr. Cassidy was chosen to serve as a member of our Board of Directors due to his extensive leadership and business experience and as a CEO of a large company, as well as his service on other boards of directors.

Martin Lewis, Director. Mr. Lewis joined our Board of Directors in August of 2024. Mr. Lewis has over 40 years of experience in Accounting and is a Certified Public Accountant. Mr. Lewis joined his current firm, Lewis, Kaufman & Co., P.C., in 1983. Mr. Lewis has been very active in the professional accounting field, having active memberships for a number of years with the American Institute of C.P.A.s, Texas Society of C.P.A.s, National Society of Accountants for Cooperatives and the Management of Accounting Practice - West Texas Chapter.

Evren Alici M.D., PhD. – Scientific Advisor. Dr. Alici is the Head of the Gene and Cell Therapy Group, Division of Hematology, Department of Medicine, Karolinska Institutet, Karolinska University Hospital.

Hans-Gustaf Ljunggren M.D., PhD. – Scientific Advisor. Professor Ljunggren is the former Dean of Research at Karolinska Institutet and founder of the Center for Infectious Medicine, Department of Medicine, Karolinska Institutet, Karolinska University Hospital and has functioned as Dean of Research at KI.

REPRESENTATIONS AND AGREEMENTS OF THE PARTIES

Company Representations. The Company is a duly formed and valid entity existing under Florida law. The Company has all right and title to enter into this Agreement without condition or reservation. The Company has the full legal right and authority to issue the Shares purchased by Purchaser hereunder.

Purchaser Representations. Purchaser represents that he or she has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment and has so evaluated the merits and risks of such investment. Purchaser has been afforded full and complete opportunity to receive and review all business and financial information regarding the Company and its business and is satisfied as to the same. Purchaser is able to bear the economic risk of this investment and, at the present time, is able to afford a complete loss of such investment. Purchaser has had the opportunity to seek the advice of legal or financial advisers regarding this investment and has carefully reviewed all Risk Factors associated with this highly speculative and risky investment.

RISK FACTORS

The purchase of Shares is subject to a number of significant risks in the Company or businesses in which the Company operates. The following risk factors should be carefully considered.

Investments in small businesses and start-up companies are often risky.

Small businesses may depend heavily upon a single customer, supplier, or employee whose departure would seriously damage the Company’s profitability. The demand for the Company’s product may be seasonal or be impacted by the overall economy, or the Company could face other risks that are specific to its industry or type of business. The Company may also have difficulty competing against larger companies who can negotiate for better prices from suppliers, produce goods and services on a large scale more economically, or take advantage of bigger marketing budgets. Furthermore, a small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

The Company may need additional capital, which may not be available.

The Company may require funds in excess of its existing cash resources to fund operating deficits, develop new products or services, establish, and expand its marketing capabilities, and finance general and administrative activities. Due to market conditions at the time the Company may need additional funding, or due to its financial condition at that time, it is possible that the Company will be unable to obtain additional funding as and when it needs it and that could significantly affect the success of the Company.

The Company’s management has broad discretion in how the Company use the net proceeds of an offering.

The Company’s management will have considerable discretion over the use of proceeds from their offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The Company faces significant competition and operates in a highly regulated industry.

The Company operates in the areas of bio-technology products and services, which is a highly competitive industry. There is substantial competition in the industry and many of the competitors are larger companies with deeper resources than the Company. Therefore, the Company will face stiff competition as it seeks to grow and execute its business plan. In addition, the Company operates in a highly regulated industry and as a result can incur significant costs and regulatory hurdles in bringing its products to market. Competitors may be better financed and able to overcome these regulatory hurdles and as such the Company may be at a disadvantage in the marketplace as a result.

The Company may not be able to manage its potential growth.

For the Company to succeed, it needs to experience significant expansion. There can be no assurance that it will achieve this expansion. This expansion, if accomplished, may place a significant strain on the Company’s management, operational and financial resources. To manage any material growth, the Company will be required to implement operational and financial systems, procedures and controls. It will also be required to expand its finance, administrative and operations staff. There can be no assurance that the Company’s current and planned personnel, systems, procedures and controls will be adequate to support its future operations at any increased level. The Company’s failure to manage growth effectively could have a material adverse effect on its business, results of operations and financial condition.

The Company’s success relies on market acceptance.

While the Company believes that there will be significant customer demand for its products/services, there is no assurance that there will be broad market acceptance of the Company’s product offerings. In such event, there may be a material adverse effect on the Company’s results of operations and financial condition, and the Company may not be able to achieve its business goals.

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, our limited staff and operating history means that there is a high degree of uncertainty regarding our ability to (i) develop and commercialize our technologies and proposed products (ii) obtain regulatory approval to commence the marketing of our products, (iii) manage growth, (iv) achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed, or (v) respond to competition. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flows.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

If we are unable to successfully identify, develop, and commercialize any product candidates, or experience significant delays in doing so, our business, financial condition, and results of operations will be materially adversely affected.

Our ability to generate revenue from sales of any of our product candidates, which we do not expect to occur for at least the next several years, if ever, will depend heavily on the timely and successful identification, development, regulatory approval, and eventual commercialization of any such product candidates, which may never occur. To date, we have not generated revenue from sales of any products, and we may never be able to develop, obtain regulatory approval for, or commercialize a marketable product. Before we generate any revenue from product sales of any of our current or potential future product candidates, we will need to manage preclinical, clinical, and manufacturing activities, including undertaking significant clinical development, obtain regulatory approval in multiple jurisdictions, establish manufacturing supply, including commercial manufacturing supply, and build a commercial organization, which will require substantial investment and significant marketing efforts. We may never receive regulatory approval for any of our product candidates, which would prevent us from marketing, promoting, or selling any of our product candidates and generating revenue.

Our success depends on our ability to protect our intellectual property rights and proprietary technologies, and we may not be able to protect our intellectual property rights throughout the world.

Patent rights are generally national or regional rights. The filing, prosecution, maintenance, and defense of patent rights on our platform technologies and product candidates worldwide would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may have a different scope and strength than do those in the United States. In addition, the laws of some foreign countries, particularly certain developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our intellectual property rights in all countries outside the United States or from making, using, selling, or importing products made using our intellectual property rights in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained intellectual property rights, including patent protection, to develop their own products and may also export otherwise infringing products to territories where we have intellectual property rights, including patent protection, but enforcement rights are not as strong as those in the United States. These products may compete with our products and our patent or other intellectual property rights may not be effective or adequate to prevent them from competing.

The Company’s founders, directors and executive officers own or control a majority of the Company.

Additionally, the holdings of the Company’s directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional interest in the Company. The interests of such persons may differ from the interests of the Company’s other stockholders, including purchasers of securities in the offering. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the offering, may vote.

The Company may not be able to accomplish its public listing, and a market may not develop for the Shares.

The Company is planning to become publicly listed within 12 months from the date hereof. However, there is no assurance that such public listing will ever occur or that a market will ever develop for the sale of the Shares in either event.

MISCELLANEOUS

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on date of transmission if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by any other Person.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this shall be commenced exclusively in the state and federal courts sitting in Volusia County, Florida.

Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page is an original thereof.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NӦK THERAPEUTICS, INC.

By:	/s/ Robert Lewis
Robert Lewis, President

PURCHASER(S) / AUTHORIZED SIGNER

Company Name:	MedTek, LLC

Signature:	/s/ Jim Bullard

Print Name:	Jim Bullard
First Last

Title: Manager

SSN# or FEIN:

Street Address:	2308 W 5th Street

City:	Plainview, TX 79072

Phone:	806-777-1158

Email:	jbullard1@aol.com

REGISTRATION TYPE: (Select only one)

☐     Individual     ☒ Company       ☐ Joint Tenants      ☐ Custodian IRA Account F/B/O (fill in below)

☐ Trust / Trustee: ________________________________________________ Trust Date: ______________________

IF CUSTODIAL IRA, PLEASE COMPLETE

Authorized Signer: _______________________________________________________________________________

Registration Name: _______________________________________________________________________________

Tax ID #: ___________________________________________ Phone #: ____________________________________

Address: _______________________________________________________________________________________